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                                                                    EXHIBIT 4.1c
February 10, 1998

SECOND AMENDMENT/PRIVATE SHELF AGREEMENT

       Reference is made to the private shelf agreement ("Agreement") dated as of January 31, 1996 by and among Zero Corporation (the "Company"), Electronic Solutions ("Electronic"), The Prudential Insurance Company of America ("Prudential") and each Prudential Affiliate (as defined in the Agreement) which may become party thereto as contemplated therein. Prudential hereby advises the Company that Prudential's "Authorized Officers" for purposes of the Agreement shall be those persons named on Schedule A attached to this letter. Pursuant to the request of the Company and Electronic and the provisions of paragraph 12C of the Agreement, Prudential and Pruco Life Insurance Company ("Pruco") hereby agree with the Company and Electronic that the Agreement shall be amended as follows:

1. Paragraph 1B is amended by deleting the reference therein to "$20,000,000" and substituting therefor a reference to $50,000,000".

2. Clause (i) of paragraph 2B(2) is amended by deleting in its entirety the existing text thereof and substituting therefor the following:
       "(i) January 31, 2001 (or if such date is not a Business Day, the Business Day next preceding such date)".

3. Paragraph 2C(1) is amended by deleting the reference therein to "Two Prudential Plaza, Suite 5600, Chicago, IL 60601-6716" and substituting therefor a reference to "Four Embarcadero Center, Suite 2700, San Francisco, CA 94111".

4. Paragraph 3 is amended by deleting all references therein to Electronic.

5. Paragraph 6C(3) is amended by (i) deleting the word "and" appearing at the end of clause (viii) thereof, (ii) recaptioning existing clause (ix) thereof as clause (x) and (iii) adding thereto a new clause (ix) providing as follows:

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            "(ix) non-hostile investments aggregating (at original cost) not more than $30,000,000 in the common stock of a single manufacturer of enclosures and related products, and"

6. Clause (ii) of paragraph 6C(6) is amended by deleting the reference therein to "February 1, 1998" and substituting therefor a reference to "January 31, 2000".

7. The defined term "Consolidated Tangible Net Worth" appearing in paragraph 10B of the Agreement is amended and restated in its entirety as follows:

            "Consolidated Tangible Net Worth" shall mean, as of any time of determination thereof, the stockholders' equity of the Company, less the amount of Intangibles which are booked subsequent to December 31, 1997.

8. The defined term "Prudential Affiliate" appearing in paragraph 10B of the Agreement is amended and restated in its entirety as follows:

            "Prudential Affiliate" shall mean (i) any corporation or other entity all of the Voting Stock for equivalent voting securities or interests) of which is owned by Prudential either directly or through subsidiaries and (ii) any investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.

9. Schedules 6C(3), 6C(6), 8A and 8C are amended and restated in their entirety in the form attached to this letter as Schedules 6C(3), 6C(6), 8A and 8C, respectively.

       Pursuant to the request of the Company, Prudential consents that, notwithstanding paragraph 6C(4) to the contrary, the company may sell 2,518.75 shares of Series A preferred stock of McLean Midwest Corporation.

       In order to induce Prudential and Pruco to enter into this letter agreement, the Company and Electronic hereby represent that (i) other than this letter agreement and the letter agreement dated November 11, 1996, the parties have not entered into any amendment, waiver or mutual disregard of the terms and conditions of the Agreement, or any course of dealing or variance with the terms and provisions thereof, (ii) no consent, waiver, approval or amendment relating to the subject matter hereof is necessary to avert a default or event of default under any material agreement of the Company, and (iii) after giving effect to this letter, no Default or Event of Default exists on the date hereof.

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       The foregoing consent and amendments shall not be effective until
Prudential has received from the Company a $25,000 processing fee.

       If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter in the spaces indicated below and return such executed counterpart, together with a check made payable to "The Prudential Insurance Company of America" in the amount of $25,000, to James F. Evert, Prudential Capital Group, Four Embarcadero Center, Suite 2700, San Francisco, CA 94111, whereupon this letter shall become binding agreement, effective the date first appearing above.



                                          THE PRUDENTIAL INSURANCE
                                            COMPANY OF AMERICA

                                          By:     /s/
                                          Its:  Vice President


                                          PRUCO LIFE INSURANCE COMPANY

                                          By:     /s/
                                          Its:  Assistant Vice President

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Accepted and agreed effective
the date first appearing above.


ZERO CORPORATION

By:      /s/ G. A. Daniels
Its:  Vice President


ELECTRONIC SOLUTIONS

By:      /s/ G. A. Daniels
Its:  Vice President